FORM 8-K

               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC 20549


                         CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


               Date of Report:     April 24, 1995



                 SHURGARD STORAGE CENTERS, INC.
     (Exact name of registrant as specified in its charter)


      Delaware               0-23466            91-1603837
(State of Organization)(Commission File Number) (IRS Employer
Identification No.)



                 1201 Third Avenue - Suite 2200
                    Seattle, Washington 98101
            (Address of principal executive offices)



Registrant's telephone number, including area code: 206/624-8100


                     There are no exhibits.

                        There are 4 pages
ITEM 5 - OTHER MATTERS

The following information was released to press on April 18, 1995:


           SHURGARD REPORTS FIRST QUARTER 1995 RESULTS

     SEATTLE, WASHINGTON, April 18, 1995 -- Shurgard Storage
Centers, Inc. (NASDAQ-NMS:SHUR) a self-storage real estate investment trust (REIT), reported today its results for the first quarter of 1995.

     Shurgard, which began operation on March 1, 1994, supplied pro forma first quarter 1994 results for comparative purposes.

     Funds from operations ("FFO") for the first quarter increased by 10.9% to $9.1 million, or $0.54 per share, from pro forma funds from operations of $8.2 million, or $0.48 per share, for the same period in 1994. FFO is used by the company to represent net income (determined in accordance with generally accepted accounting principles) plus depreciation and amortization, plus or minus non-recurring income and expenses, and other non-cash items.

     Total revenues for the first quarter increased 15.0 percent over first quarter revenues for last year. This increase is the result of same-store revenue growth of 6.6%, with the remaining 8.4% increase coming from acquisitions made during the latter part of 1994. Same-store revenue growth was principally the result of rental rates increasing 6% from $8.04 per square foot for the first quarter of 1994 to $8.52 per square foot for the first quarter of 1995. Same-store occupancy remained stable for the two periods.

     Net operating income rose by 16.0% over last year's first quarter. Same-store net operating income growth was 6.9% and the remaining 9.1% increase was the result of acquisitions made in 1994. Same-store net operating income growth was the result of increased rates and improved operating margins. Earnings remained stable compared to the first quarter of 1994.

     Concerning the Company's financial results, Shurgard's chairman and chief executive officer, Charles K. Barbo, said, "These results reflect continued strength in rental rates in an industry characterized by strong demand and limited new development. In addition, we believe that these strong results also reflect our employees' commitment to the customer, teamwork and Shurgard's mission and values."

     Shurgard also announced that it invested in four sites for development of new storage centers. In addition, it has recently opened two new storage centers in Tennessee and Belgium.

     In connection with the merger of its external adviser, the Company issued 1,266,705 additional shares of Class A common stock on March 24, 1995. As a result of the merger, the Company's total assets and debt as of March 31, 1995 were $540 million and $182 million, respectively, with a total market capitalization of $615 million. The Company has a conservative debt to total market capitalization ratio of 30%.

     Also during the quarter, the Company announced that it had increased the quarterly dividend for the first quarter of 1995 from $0.44 per share to $0.46 per share for stockholders of record as of March 24, 1995, payable May 19, 1995.

     Shurgard Storage Centers, Inc., a self-administered, self-advised real estate investment trust (REIT) headquartered in Seattle, WA, is a fully integrated real estate operating company specializing in all aspects the self storage industry. Shurgard operates an international network of more than 250 storage centers located throughout the United States and Europe. Of these properties, the company owns directly, or through joint venture interests, approximately two-thirds of the portfolio.
The remaining properties are owned by affiliated and unaffiliated parties. Shurgard employs some 600 people nationwide. The company's common stock trades on the Nasdaq National Market under the "SHUR" symbol. Shurgard is followed by securities analysts at leading institutions, including Morgan Keegan & Company, Inc., Nomura Securities International, Inc., Green Street Advisors, Offutt Securities, Inc., and Robertson Stephens & Co., Inc.

                 SHURGARD STORAGE CENTERS, INC.

         QUARTERLY AND PRO FORMA INFORMATION (UNAUDITED)
       (Assuming formation of the REIT on January 1, 1994)

        (Dollars in thousands, except per share amounts)


                                --- Three Months ended March 31 ---
                                          1995
                                       All Stores        1994(1)

Revenues                                   $21,303       $18,527
Net operating income                       $13,048       $11,247
Third Party Activity Net                       $57
Earnings                                    $5,354        $5,287
Funds from operations                       $9,149        $8,203
Weighted Average Shares outstanding         17,082        16,984
Per share Funds from operations              $0.54         $0.48
First Quarter Dividend
 (declared October 29, 1994)                 $0.46        ------

     (1) Assumes formation of the real estate investment trust on January 1, 1994 and that the Company's 8.2% fixed rate seven-year debt was outstanding during the entire period.





                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                           Shurgard Storage Centers, Inc.


April 24,1995              By:/s/ KRISTIN STRED
Date                          Kristin Stred, Secretary